September 9, 2005

Dear Dividend Reinvestment and Share Purchase Plan Participant:

Today, Capital Automotive REIT announced that, in accordance with the terms of our previously announced merger agreement pursuant to which we will be acquired by clients advised by DRA Advisors LLC, the Company is suspending its Dividend Reinvestment and Share Purchase Plan (the “Plan”), effective today at 5:30 p.m. Eastern Daylight Time. All dividends paid while the Plan is suspended will be paid in cash. In addition, the entire amount of any optional cash payment that is not received or has not been invested by American Stock Transfer and Trust Company, the Plan administrator, before 5:30 p.m. today will be returned to the Plan participant as soon as practicable.

Inquiries regarding the suspension of the Plan should be directed to Lisa Clements, the Company’s Chief Accounting Officer at (877) 422-7288. Any other inquiries regarding the administration of the Plan should be directed to the Plan Administrator at (877) 208-9533, or through the Internet at www.amstock.com.

We value our shareholders, and we hope that you have found the Plan to be an attractive means for holding your shares and increasing your investment.

/s/ Thomas D. Eckert

Thomas D. Eckert
President and Chief Executive Officer

ADDITIONAL INFORMATION ABOUT THE MERGER AND WHERE TO FIND IT

In connection with our proposed merger, we will file relevant materials with the Securities and Exchange Commission, including a proxy statement. WE URGE OUR SHAREHOLDERS TO READ THE PROXY STATEMENT AND OTHER RELEVANT MATERIALS WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE MERGER AND RELATED ITEMS. The proxy statement and other relevant materials (when they become available) and any other documents we file with the Securities and Exchange Commission may be obtained free of charge at the Securities and Exchange Commission’s website at http://www.sec.gov . In addition, our shareholders may obtain free copies of the documents that we file with the SEC by accessing our website. Shareholders are urged to read the proxy statement and other relevant materials when they become available before making any voting or investment decision with respect to the proposed merger.

Our executive officers and trustees have interests in the proposed merger, some of which differ from, or are in addition to, those of our shareholders generally. In addition, we and our executive officers and trustees may be deemed to be participating in the solicitation of proxies from our shareholders in connection with the proposed merger. Information about the executive officers and trustees of the Company, their relationship with the Company and their beneficial ownership of Company securities is set forth in the proxy statement for the Company’s 2005 Annual Meeting of Shareholders, which was filed with the Securities and Exchange Commission on April 1, 2005. Our shareholders may obtain additional information regarding our direct and indirect interests, and the direct and indirect interests of our executive officers and trustees, in the proposed merger by reading the proxy statement regarding the merger when it becomes available.